Exhibit 99.1

CRAFT COLLEGE INC ANNOUNCES AGREEMENT WITH TELEVISION PRODUCTION COMPANY AND PRE PRODUCTION OF FOURTH SERIES OF CRAFT DVDS

DALLAS, TEXAS, June 1, 2007 - (News wire) - Craft College Inc. announced today that the company has entered into an agreement with Ocean West Productions, a film and TV production company for the exclusive promotional rights to various segments of Craft College's award winning fly-fishing series, 'Expert Techniques for Still Waters' staring Brian Chan.

Craft College President Pat Castillo commented, "Ocean West's decision to use our footage for their television production is a testament to the quality of our hobby and craft DVDs" The company announced that the agreement grants Ocean West the exclusive rights to cutaways of various segments of Craft College's award winning fly fishing DVD, including technical aspects of fly tying and entomology. Ocean West Productions' will produce twelve episodes airing for 52 weeks starting November of this year. Castillo continued, "We are delighted to be working with Ocean West and look forward to future collaborative efforts."

In other news the company announced pre-production work on its newest line of instructional craft DVDs, a three part series on candle making. "We have received great feedback on our latest release of card making DVDs. In conjunction with our knitting and scrap booking DVD series our crafting library has expanded to include nine titles." Castillo said. "Once our first library series is complete we will be able to offer crafters of all abilities a comprehensive system of 36 DVD titles, teaching them how to become expert crafters."

About Craft College:
Craft College Inc. is a Utah company with registered offices located at 136 East South Temple, Suite 2100 Salt Lake City, UT 84111 and its executive offices at 1950 Stemmons Freeway, Suite 5001, Dallas Texas, 75207. The company produces award winning educational and instructional DVDs for the craft and hobby market. Our telephone number is 1-866-891-9672 and our websites are www.craftcollege.com and www.go-flyfishing.com.

Ocean West Productions:
Ocean West Production is based in British Columbia, Canada 113-437 Martin Street, Penticton, BC V2A-5L1. The company produces educational and instructional sportfishing and photography television programs for Canadian networks. Their telephone number is 1-604-641-5243 and their email address is oceanwest@uniserve.com